Exhibit 10.1

Execution Version

NABORS INDUSTRIES, INC.

$500,000,000 0.75% EXCHANGEABLE SENIOR NOTES DUE 2024

GUARANTEED BY NABORS INDUSTRIES LTD.

PURCHASE AGREEMENT

CITIGROUP GLOBAL MARKETS INC.

GOLDMAN, SACHS & CO.

JANUARY 9, 2017

January 9, 2017

CITIGROUP GLOBAL MARKETS INC.

388 Greenwich Street

New York, New York  10013

GOLDMAN, SACHS & CO.

200 West Street

New York, New York 10282-2198

As Representatives of the Initial Purchasers

named in Schedule A hereto

Dear Ladies and Gentlemen:

Nabors Industries, Inc., a Delaware corporation (the “Company”), proposes, upon the terms and conditions set forth in this agreement (the “Agreement”), to issue and sell to the several initial purchasers named in Schedule A hereto (the “Initial Purchasers”) $500,000,000 aggregate principal amount of its 0.75% Exchangeable Senior Notes due 2024 (the “Purchased Notes”). The Company also proposes to grant to the several initial purchasers named in Schedule B hereto (the “Option Purchasers”) an option pursuant to Section 2 hereof to purchase up to an additional $75,000,000 aggregate principal amount of its 0.75% Exchangeable Senior Notes due 2024 solely to cover overallotments (the “Option Notes” and, together with the Purchased Notes, the “Notes”). The Notes are to be issued pursuant to the provisions of an Indenture to be dated as of the Closing Date (as defined in Section 4) (the “Indenture”) among the Company, the Guarantor (as defined below), Wilmington Trust National Association, as Trustee (the “Trustee”) and Citibank N.A., as Exchange Agent and Securities Administrator (the “Securities Administrator”). The Notes will be fully and unconditionally guaranteed (the “Guarantees”) by Nabors Industries Ltd., a Bermuda exempted company (the “Guarantor”).  The Notes and the Guarantees are hereinafter collectively referred to as the “Securities.”

The Notes are exchangeable into common shares, par value $0.001 per share (the “Common Shares”) of the Guarantor at the applicable exchange rate set forth in the Final Offering Memorandum (as defined herein).

The Securities will be offered by the Initial Purchasers without being registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”),  to persons whom the Initial Purchasers reasonably believe to be qualified institutional buyers (as defined in Rule 144A under the Securities Act (“Rule 144A”)) in compliance with the exemption from registration provided by Rule 144A.

In connection with the sale of the Securities, the Company has prepared and delivered to the Initial Purchasers a preliminary offering memorandum, dated January 9, 2017 (together with any exhibits thereto and the documents incorporated by reference therein, the “Offering Memorandum”) and has prepared and delivered a pricing supplement (the “Pricing Supplement”) dated January 9, 2017, in the form attached hereto as Schedule I, describing the terms of the Securities and the Common Shares underlying the Notes, the terms of the offering and the Company and the Guarantor, each for use by the Initial Purchasers in connection with their solicitation of offers to purchase the Securities.  As used herein, “Disclosure Package” shall mean the Offering Memorandum, as supplemented by the Pricing Supplement and any written communications (as defined in Rule 405 under the Securities Act) authorized for use pursuant to Section 6(l), each in the most recent form that has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of offers to purchase the Securities as of the Applicable Time.  “Applicable Time” means 11:59 P.M. (New York time) on January 9, 2017.  Promptly after the Applicable Time and in any event no later than the Closing Date, the Company will prepare and deliver to the Initial Purchasers a final offering memorandum (the “Final Offering Memorandum”), which will consist of the Offering Memorandum with only such changes therein as are required to reflect the information contained in the Pricing Supplement, unless the Initial Purchasers consent to such changes.  The Offering Memorandum and the Final Offering Memorandum are each sometimes referred to herein as a “Memorandum.”  As used herein (including the schedule and annexes hereto), the term “Memorandum” shall include in each case the documents incorporated by reference therein.  The terms “supplement”, “amendment” and “amend” as used herein with respect to the Memorandum shall include all documents deemed to be incorporated by reference in the Memorandum that are filed subsequent to the date of the Memorandum with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.     Representations and Warranties

The Guarantor and the Company, jointly and severally, represent and warrant to, and agree with each of the Initial Purchasers as of the Applicable Time and as of the Closing Date and each Option Closing Date (as defined herein), that:

(a)           (i)            Each document filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Memorandum complied or will comply when so filed or amended in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, and (ii) as of its date, the Offering Memorandum did not contain, as of the Applicable Time, the Disclosure Package did not contain, and on and, as of its date and the Closing Date and, if applicable, and each Option Closing Date (as defined herein), the Final Offering Memorandum will not contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements in or omissions from the Offering Memorandum, Disclosure Package or the Final Offering Memorandum based upon information relating to the Initial Purchasers furnished to the Company in writing by the Initial Purchasers through the Representatives expressly for use therein, it being understood and agreed that the only such information is that described in Section 8(b).

(b)           Each of the Guarantor and the Company has been duly incorporated, organized or formed, is validly existing as a Bermuda exempted company and Delaware corporation, respectively, in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Offering Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(c)           Each Significant Subsidiary (as defined below) has been duly organized, is validly existing as a corporation or limited partnership in good standing under the laws of the jurisdiction of its organization, has the corporate or limited partnership power and authority to own its property and to conduct its business to the extent described in the Offering Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.  All of the issued shares of capital stock (or limited partnership interests) of each Significant Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and are owned by the Guarantor, directly or indirectly, free and clear of all liens, encumbrances, equities or claims other than any liens, encumbrances, equities or claims in favor of the Guarantor or another Significant Subsidiary.  “Significant Subsidiaries” shall mean the Company, Nabors International Finance Inc., Nabors Holdings Ltd., Nabors International Management Limited, Nabors Drilling International Limited, Nabors Drilling International II Limited, Nabors Global Holdings Limited, Nabors Global Holdings II Ltd., Nabors Blue Shield Ltd., Nabors Lux Finance 1 S.à.r.l., Nabors Lux 2 S.à.r.l., Nabors Drilling Technologies USA, Inc., Nabors Drilling Holdings Inc. and Nabors Yellow Reef Ltd.

(d)           The Guarantor’s authorized share capital is as set forth in the Disclosure Package and the Final Offering Memorandum, and all of the issued shares of the Guarantor conform to the description thereof contained in the Disclosure Package and the Final Offering Memorandum and have been duly and validly authorized and issued and are fully paid and non-assessable; the Common Shares initially issuable upon exchange of the Notes have been duly authorized and, when issued upon exchange of the Notes, will be validly issued, fully paid and non-assessable; the Board of Directors (or a duly authorized committee thereof) of the Guarantor has duly and validly adopted resolutions reserving the Common Shares issuable upon exchange of the Notes; the holders of outstanding shares of each of the Company and the Guarantor are not entitled to preemptive or other rights to subscribe for the Securities or Common Shares issuable upon exchange thereof; and, except as set forth in the Disclosure Package and the Final Offering Memorandum, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interest in the Company or the Guarantor are outstanding.

(e)           The Common Shares issuable upon exchange of the Notes will be approved for listing prior to the Closing Date, subject to official notice of issuance and evidence of satisfactory distribution, on the New York Stock Exchange.

(f)            This Agreement has been duly authorized, executed and delivered by the Company and the Guarantor.

(g)           The issuance of the Securities has been duly authorized and, when the Notes have been executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, the Securities will be valid and binding obligations of the Company and the Guarantor, as the case may be, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally, general principles of equity and implied covenants of good faith and fair dealing, and will be entitled to the benefits of the Indenture.

(h)           The Indenture has been duly authorized and, on or prior to the Closing Date will have been, executed and delivered by, and, assuming due authorization, execution and delivery of the Indenture by the Trustee and the Securities Administrator, will be a valid and binding agreement of, the Company and the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity and implied covenants of good faith and fair dealing and except as rights to indemnification and contribution may be limited under applicable law.

(i)            The execution and delivery by the Company and the Guarantor of, and the performance by the Company and the Guarantor of their respective obligations under, this Agreement, the Indenture and the Securities, including the issuance of the Common Shares upon exchange of the Notes, (the “Transaction Documents”) will not contravene any provision of (i) the restated certificate of incorporation, as amended, or by-laws, as amended, of the Company or the Memorandum of Association or Bye-laws, as amended, of the Guarantor or (ii) any agreement or other instrument binding upon the Guarantor, the Company or any of the Significant Subsidiaries that is material to the Guarantor and its subsidiaries, taken as a whole, or, (iii) any judgment, order, applicable law or decree of any governmental body, agency or court having jurisdiction over the Guarantor, the Company or any Significant Subsidiary, except, in the cases of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(j)            Assuming compliance by the Initial Purchasers with this Agreement, no consent, approval, authorization or order of, or filing or qualification with, any governmental body or agency is required for the execution, delivery and performance by the Company and the Guarantor of their obligations under the Transaction Documents, including the issuance of the Common Shares upon exchange of the Notes, except such as may be required by the securities or Blue Sky laws of the various states in connection with the purchase and resale of the Securities by the Initial Purchasers and the listing of the Common Shares on the New York Stock Exchange.

(k)           There are no material legal or governmental proceedings pending or, to the knowledge of the Guarantor or the Company, threatened to which the Company or any of the Significant Subsidiaries is a party or to which any of the properties of the Guarantor or the Company or any of their subsidiaries is subject other than proceedings accurately described in all material respects in the Offering Memorandum and proceedings that would not have a Material Adverse Effect or material adverse effect on the power or ability of the Guarantor or the Company to perform its obligations under the Transaction Documents, including the issuance of the Common Shares upon exchange of the Notes, or to consummate the transactions contemplated by the Offering Memorandum.

(l)            With respect to the common share options (the “Common Share Options”) granted pursuant to the common share-based compensation plans of the Guarantor and its subsidiaries (the “Guarantor Common Share Plans”), (i) each grant of a Common Share Option was duly authorized no later than the date on which the grant of such Common Share Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of the Guarantor (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, and (ii) each such grant was made in all material respects in accordance with the terms of the Guarantor Common Share Plans, the Securities Act, the Exchange Act and all other applicable laws and regulatory rules or requirements. The Guarantor has not knowingly granted, and there is no and has been no policy or practice of the Guarantor of granting, Common Share Options prior to, or otherwise coordinating the grant of Common Share Options with, the release or other public announcement of material information regarding the Guarantor or its subsidiaries or their results of operations or prospects.

(m)          Except as described in the Offering Memorandum, the Company, the Guarantor and the Significant Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as described in the Memorandum and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except in the case of clause (i), (ii) and (iii), where such noncompliance would not, singly or in the aggregate, have a Material Adverse Effect.

(n)           Except as described in the Offering Memorandum, there are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect.

(o)           Neither the Company, the Guarantor or any of the Significant Subsidiaries, nor any of their respective directors or officers, nor, to the Company’s or the Guarantor’s knowledge, any agent or employee acting at the direction of the Company, the Guarantor or any Significant Subsidiary, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage in material violation of applicable anti-corruption laws; and the Company, the Guarantor and the Significant Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(p)           The operations of the Company, the Guarantor and the Significant Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company, the Guarantor and the Significant Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, the Guarantor or any Significant Subsidiary with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company and the Guarantor, threatened.

(q)           (i) Neither the Company, the Guarantor nor any of the Significant Subsidiaries, nor any of their respective directors or officer, nor, to the Company’s and the Guarantor’s knowledge, any agent, affiliate or employee  of the Company, the Guarantor or any of the Significant Subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A)  the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority with jurisdiction over the Company, the Guarantor or any of the Significant Subsidiaries (collectively, “Sanctions”), nor

(B)  domiciled, organized or ordinarily resident in a country or territory that is the subject of comprehensive Sanctions (including, as of the date hereof, Cuba, Iran, North Korea, Sudan and Syria)

(ii)  The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A)  to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions (except to the extent permissible under applicable Sanctions); or

(B)  in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii)  For the past five years, the Company, the Guarantor and the Significant Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions, in each case, in a manner that would constitute a violation of applicable Sanctions.

(r)            The Company, the Guarantor and each of the Significant Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Offering Memorandum is accurate. Except as described in the Offering Memorandum, since the end of the Company’s and the Guarantor’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s or the Guarantor’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s or the Guarantor’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s or the Guarantor’s internal control over financial reporting.

(s)            None of the Company, the Guarantor nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) of the Company or the Guarantor has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or the Common Shares issuable upon exchange of the Notes or (ii) engaged in any form of general solicitation or general advertising in connection with the offering of the Securities (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

(t)            Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 7 and their compliance with the agreements set forth therein, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers in the manner contemplated by this Agreement to register the Securities  or the Common Shares issuable upon exchange of the Notes under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(u)           The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

(v)           Neither the Company nor the Guarantor is, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Disclosure Package and the Final Offering Memorandum neither will be, an “investment company” as defined in the Investment Company Act of 1940.

(w)          Other than (i) the Offering Memorandum, the Disclosure Package and the Final Offering Memorandum and (ii) any electronic road show or other written communications authorized for use pursuant to Section 6(j), neither the Company nor the Guarantor (including their respective agents and representatives, other than the Initial Purchasers in their capacity as such) has made, used or prepared, authorized, approved or referred to nor will they prepare, make, use, authorize, approve or refer to any written communication that constitutes an offer to sell or solicitation of an offer to buy the Securities without the prior written consent of the Initial Purchasers. Each such communication by the Company, the Guarantor or their agents and representatives pursuant to clause (ii) of the preceding sentence (each, an “Additional Written Communication”), when taken together with the Disclosure Package and the Final Offering Memorandum, as applicable, did not as of the Applicable Time, and at the Closing Date and each Option Closing Date (as defined herein) will not, include any untrue statement of a material fact or omit to state a material fact necessary to make the statements, in the light of the circumstances under which they were made, not misleading; except that this representation and warranty does not apply to statements in or omissions from each such Additional Written Communication based upon information relating to the Initial Purchasers furnished to the Company in writing by the Initial Purchasers through the Representatives expressly for use therein, it being understood and agreed that the only such information is that described in Section 8(b).

(x)           Any required United States federal income tax returns of the Guarantor and its subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided.  The Guarantor and its subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and have paid all taxes shown on such returns or pursuant to any assessment received by the Guarantor and its subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by the Guarantor.  The Guarantor has maintained the charges, accruals and reserves on the books of the Guarantor in respect of any income and corporation tax liability in accordance with accounting principles generally accepted in the United States of America, except to the extent that would not result in a Material Adverse Effect.

(y)           The Company was not a “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended, for its most recently completed taxable year and is not expected to be a PFIC for any taxable year subsequent to such year.

2.     Agreements to Sell and Purchase

The Company hereby agrees to sell to the Initial Purchasers, and the Initial Purchasers, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agree, severally and not jointly, to purchase from the Company the principal amount of the Purchased Notes set forth opposite such Initial Purchaser’s name on Schedule A hereto at the purchase price set forth on Schedule II hereto, payable on the Closing Date (the “Purchase Price”).

Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company and the Guarantor hereby grant an option to the several Option Purchasers to purchase, severally and not jointly, the Option Notes at the same purchase price set forth in Schedule II hereto (plus accrued interest, if any) for the Purchased Notes. Said option may be exercised only to cover overallotments in the sale of the Purchased Notes by the Option Purchasers. Said option may be exercised in whole or in part at any time on or before the 30th day after the date of the Final Offering Memorandum upon written or electronic notice by the Representatives to the Company and the Guarantor setting forth the aggregate principal amount of the Option Notes as to which the several Option Purchasers are exercising the option and the settlement date (each such date, an “Option Closing Date”), which shall not be later than five business days after the date of such notice; provided that such option cannot be exercised unless the Option Notes will be fungible with the Purchased Notes for purposes of U.S. federal income tax laws. The aggregate principal amount of Option Notes to be purchased by each Option Purchaser shall be the percentage of the total aggregate principal amount of the Option Notes set forth opposite their names in Schedule B hereto, subject to such adjustments as the Representatives in its absolute discretion shall make to ensure that the Option Notes are not issued in minimum denominations of less than $1,000 and integral multiples of $1,000 in excess thereof.

The Company and the Guarantor hereby agree that, without the prior written consent of the Initial Purchasers, they will not, during the period beginning on the date hereof and continuing to and including the Closing Date, offer, sell, contract to sell or otherwise dispose of any debt of the Company or warrants to purchase debt of the Company in each case of a type substantially similar to the Securities (other than the sale of the Securities under this Agreement, including the Option Notes).

3.     Terms of Offering

You have advised the Company and the Guarantor that the Initial Purchasers will make an offering of the Securities to be purchased by the Initial Purchasers hereunder on the terms set forth in this Agreement and the Offering Memorandum.

4.     Payment and Delivery

Payment of the Purchase Price for the Purchased Notes and the Option Notes (if the option provided for in Section 2 hereof shall have been exercised on or before the third business day immediately preceding the Closing Date) shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Notes for the account of the Initial Purchasers and Option Purchasers, as applicable, at 10:00 A.M., New York City time, on January 13, 2017, or at such other time on the same or such other date, as shall hereafter be agreed upon by the Company and the Initial Purchasers and the Option Purchasers, as applicable.  The time and date of such payment are hereinafter referred to as the “Closing Date.”

Delivery of the Notes shall be made through the facilities of The Depository Trust Company (“DTC”) pursuant to its Full-Fast Delivery Program unless the Initial Purchasers shall otherwise instruct, and Notes sold by the Initial Purchasers in reliance on Rule 144A shall be represented by one or more global certificates.

If the option provided for in Section 2 hereof is exercised after the third business day immediately preceding the Closing Date, the Company will deliver the Option Notes (at the expense of the Company) to the Representatives, at 388 Greenwich Street, New York, New York, 10013 and 200 West Street, New York, New York 10282-2198, on the applicable Option Closing Date specified by the Representatives (which shall be within five business days after exercise of said option) for the respective accounts of the several Option Purchasers, against payment by the several Option Purchasers through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. If settlement for the Option Notes occurs after the Closing Date, the Company will deliver to the Representatives on each Option Closing Date, and the obligation of the Option Purchasers to purchase the Option Notes shall be conditioned upon compliance with Section 5 hereof.

5.     Conditions to the Initial Purchasers’ Obligations

The obligations of the several Initial Purchasers and Option Purchasers, as applicable, to purchase and pay for the Notes and related Guarantees on any Closing Date and each Option Closing Date are subject to the following conditions:

(a)           Subsequent to the execution and delivery of this Agreement and prior to the Closing Date and each Option Closing Date:

(i)                    There shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading, below Ba2(Negative) from Moody’s Investors Service, Inc., BBB-(Negative) from Standard and Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. and BBB (Negative) from Fitch Inc., in the senior unsecured rating accorded the Company or the Guarantor or any of the

Company’s or the Guarantor’s senior unsecured securities or in the rating outlook for the Company or the Guarantor by any “nationally recognized statistical rating organization,” as that term is defined in Section 3(a)(62) of the Exchange Act; and

(ii)                   There shall not have occurred any change, or any development involving a prospective change, in the financial position, or in the earnings, business or operations of the Guarantor and its subsidiaries, taken as a whole, from that set forth in the Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement) that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Offering Memorandum.

(b)           The Initial Purchasers shall have received on the Closing Date and, if applicable, any Option Closing Date, a certificate, dated the Closing Date and, if applicable, any Option Closing Date, and signed by an executive officer of each of the Company, with respect to the Company, and the Guarantor, with respect to the Guarantor, to the effect set forth in Section 5(a) and to the effect that the representations and warranties of the Company and the Guarantor contained in this Agreement are true and correct as of the Closing Date and, if applicable, such Option Closing Date, and that each of the Company and the Guarantor has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date and, if applicable, such Option Closing Date.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c)           The Company and the Guarantor shall have furnished to the Initial Purchasers the opinion of Julia Wright, Vice President and General Counsel of the Company, dated the Closing Date and, if applicable, any Option Closing Date, substantially to the effect set forth on Annex 5(c) hereto.  In giving such opinion, such counsel may rely as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Company or the Guarantor and the Significant Subsidiaries and of public officials.  Such opinion may be relied upon only by the Initial Purchasers in connection with the transactions contemplated by this Agreement, and may not be used or relied upon by the Initial Purchasers for any other purpose, or by any other person, firm, corporation or entity for any purpose whatsoever, without the prior written consent of such counsel.  Such opinion may be limited to the laws of the State of Texas and the corporation, limited partnership and limited liability company statutes of the State of Delaware.

(d)           The Company and the Guarantor shall have furnished to the Initial Purchasers the opinion of Milbank, Tweed, Hadley & McCloy LLP (“MTHM”), special United States counsel for the Company and the Guarantor, dated the Closing Date and, if applicable, any Option Closing Date, substantially to the effect set forth on Annex 5(d)-1 hereto.

In rendering their opinions pursuant to this Section 5(d), such counsel may rely, to the extent deemed advisable by such counsel, (i) as to factual matters on certificates of officers of the Company or the Guarantor and (ii) upon certificates of public officials.

Such opinion shall be limited to the laws of the State of New York, the Federal laws of the United States and the General Corporation Law of the State of Delaware. In addition, the Company shall have furnished to the Initial Purchasers the negative assurance letter of MTHM dated the Closing Date and, if applicable, any Option Closing Date, substantially to the effect set forth on Annex 5(d)-2.  Such opinion and negative assurance letter shall be rendered as of the Closing Date and, if applicable, any Option Closing Date,  only in connection with this Agreement and will be solely for the benefit of the Initial Purchasers, and may not be relied upon, nor shown to or quoted from, for any other purpose, or to any other person, firm or corporation.

(e)           The Company and the Guarantor shall have furnished to the Initial Purchasers the opinion of Conyers Dill & Pearman Limited, special counsel for the Guarantor, dated the Closing Date and, if applicable, any Option Closing Date,  in the form set forth on Annex 5(e) hereto.  Such opinion shall be limited to the laws of Bermuda.  Such opinion shall be rendered as of the Closing Date and, if applicable, any Option Closing Date, only in connection with the Agreement and will be solely for the benefit of the Initial Purchasers, and may not be relied upon, nor shown to or quoted from, for any other purpose, or to any other person, firm or corporation.

(f)            The Initial Purchasers shall have received from Vinson & Elkins L.L.P. and Latham and Watkins LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date and, if applicable, any Option Closing Date, with respect to the issuance and sale of the Securities, the Disclosure Package, the Final Offering Memorandum and other related matters as the Initial Purchasers may reasonably require, and the Company and the Guarantor shall have furnished to such counsel such documents as such counsel reasonably requests for the purpose of enabling such counsel to pass upon such matters.

(g)           The Initial Purchasers shall have received on the date of the Applicable Time and on the Closing Date and, if applicable, any Option Closing Date, letters, dated the date of the Applicable Time and Closing Date and, if applicable, any Option Closing Date, respectively, in form and substance satisfactory to the Initial Purchasers, from PricewaterhouseCoopers LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into each Memorandum; provided that the letter delivered on the Closing Date and, if applicable, any Option Closing Date, shall use a “cut-off date” not earlier than three days from the date hereof.

(h)           The Common Shares issuable upon exchange of the Notes shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, and satisfactory evidence of such actions shall have been provided to the Representatives.

6.     Covenants of the Company and the Guarantor

In further consideration of the agreements of the Initial Purchasers contained in this Agreement, the Company and the Guarantor, jointly and severally, covenant with the Initial Purchasers as follows:

(a)           To furnish to the Initial Purchasers in New York City, without charge, prior to 10:00 A.M. New York City time on January 13, 2017 and during the period mentioned in Section 6(c), as many copies of the Disclosure Package, the Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as the Initial Purchasers may reasonably request.

(b)           Before amending or supplementing the Disclosure Package or the Memorandum, to furnish to the Initial Purchasers a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which the Initial Purchasers reasonably object.

(c)           If, during such period after the date hereof and prior to the date on which all of the Securities (including the Option Notes) shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Disclosure Package or the Memorandum in order to make the statements therein, in the light of the circumstances when the Disclosure Package or the Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Disclosure Package or the Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Disclosure Package or the Memorandum so that the statements in the Disclosure Package or the Memorandum as so amended or supplemented will not, in the light of the circumstances when the Disclosure Package or the Memorandum is delivered to a purchaser, be misleading or so that the Disclosure Package or the Memorandum, as amended or supplemented, will comply with applicable law.

(d)           To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Initial Purchasers shall reasonably request; provided, however that neither the Company nor the Guarantor shall be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(e)           The Company and the Guarantor will not, without the prior written consent of Citigroup Global Markets Inc. and Goldman, Sachs & Co. offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company, the Guarantor or any affiliate of the Company or the Guarantor), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any Common Shares or any securities convertible into, or exercisable, or exchangeable for, Common Shares; or publicly announce an intention to effect any such transaction, until 60 days after the Applicable Time, provided, however, that (i) the Guarantor may issue and sell Common Shares pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan of the Guarantor in effect at the Applicable Time; (ii) the Guarantor may issue Common Shares issuable upon the conversion of securities or the exercise of warrants or options outstanding at the Applicable Time and file a registration statement under the Securities Act related thereto; (iii) the Guarantor may issue Common Shares as consideration in an acquisition of the stock or assets of another entity or any contract or offer to enter into a contract therefore and file a registration statement with the Commission related thereto; (iv) the Guarantor may enter into an agreement providing for the issuance of Common Shares or any security or convertible into or exercisable for Common Shares in connection with joint ventures, commercial relationships or other strategic transactions, and may issue such securities pursuant to any such agreement and file a registration statement with the Commission related thereto; (v) the Guarantor or any affiliate of the Guarantor may engage in an intercompany transfer of existing Common Shares; and (vi) the Guarantor may issue Common Shares in connection with any exchange of the Notes; provided, however, that any Common Shares issued pursuant to clauses (iii) and (iv) above will not exceed 25% of the Guarantor’s issued and outstanding share capital on the date of the Offering Memorandum and will be subject to a lockup agreement for a period of time equal to the time remaining under the Company and Guarantor lockup described above.

(f)            The Guarantor will reserve and/or keep available at all times, free of preemptive rights, the full number of Common Shares issuable upon exchange of the Notes. The Guarantor will use all reasonable best efforts to maintain the listing of the Common Shares issuable upon exchange of the Notes on the New York Stock Exchange for so long as any Notes are outstanding.

(g)           Between the date hereof and the Closing Date, the Company and the Guarantor will not do or authorize any act or thing that would result in an adjustment of the exchange rate set forth in the Final Offering Memorandum.

(h)           Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of their respective obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s and the Guarantor’s counsel and the Company’s and the Guarantor’s accountants in connection with the issuance and sale of the Securities and all other fees or expenses of the Company and the Guarantor in connection with the preparation of the Disclosure Package and the Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the delivery of copies thereof to the Initial Purchasers, in the quantities herein above specified, (ii) all costs and expenses related to the issuance, transfer and delivery of the Securities to the Initial Purchasers, including any transfer or other taxes payable thereon, and the issuance of the Common Shares upon exchange of the Notes, (iii) the cost of printing or producing any blue sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Securities, (v) the costs and charges of the Trustee and any transfer agent, exchange agent registrar, depositary, or the Securities Administrator, (vi) the costs and expenses of the Company and the Guarantor relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company or the Guarantor, travel and lodging expenses of the representatives and officers of the Company and the Guarantor and any such consultants, and the cost of any aircraft chartered in connection with the road show, (vii) the costs and expenses relating to the listing of the Common Shares on the New York Stock Exchange and (viii) all other costs and expenses incident to the performance of the obligations of the Company and the Guarantor hereunder for which provision is not otherwise made in this Section.  It is understood, however, that except as provided elsewhere in this Agreement, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, including structuring counsel, transfer taxes payable upon their resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

(i)            Neither the Guarantor nor any Affiliate of the Guarantor will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or the Common Shares issuable upon exchange of the Notes.

(j)            Not to solicit any offer to buy or offer or sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

(k)           While any of the Securities or Common Shares issuable upon exchange of the Notes remain “restricted securities” within the meaning of Rule 144(c)(3), to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Guarantor is then subject to Section 13 or 15(d) of the Exchange Act.

(l)            Before using, authorizing, approving or referring to any written communication that constitutes an offer to sell or a solicitation to buy the Notes or the Guarantees (other than the Disclosure Package and the Final Offering Memorandum), the Company will furnish to the Initial Purchasers a copy of such written communication for review and will not use, authorize, approve or refer to any such written communication to which the Initial Purchasers reasonably object.

7.     Offering of Securities; Restrictions on Transfer

(a)  Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that (i) it is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”), and an “accredited investor” within the meaning of Rule 501 under the Securities Act, (ii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act and (iii) it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be QIBs in transactions pursuant to Rule 144A and in connection with each such sale, it has taken or will take reasonable steps to ensure that such sale is being made in reliance on Rule 144A.  Each Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes the Disclosure Package or the Memorandum or any such other material, in all cases at its own expense, except as provided in Section 6(e).

(b)           Each Initial Purchaser acknowledges and agrees that the Company and, for the purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 5(c), 5(d), 5(e) and 5(f), counsel for the Company, counsel for the Guarantor and counsel for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of such Initial Purchaser, and compliance of such Initial Purchaser with its agreements, contained in paragraph 7(a) above, and such Initial Purchaser hereby consents to such reliance.

8.     Indemnity and Contribution

(a)  The Company and the Guarantor, jointly and severally, agree to indemnify and hold harmless each Initial Purchaser, its affiliates, the respective officers and directors of the Initial Purchasers, and each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each selling agent who is deemed to have participated or alleged to have participated in the distribution of the Securities from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in any Additional Written Communication, the Offering Memorandum, the Disclosure Package, the Final Offering Memorandum, or in any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to the Company in writing by the Initial Purchasers through the Representatives expressly for use therein, it being understood and agreed that the only information furnished by any such Initial Purchaser consists of the information described in Section 8(b);

(b)           Each Initial Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company, its affiliates, its directors, its officers, the Guarantor, its directors, its officers and each other person, if any, who controls the Company or the Guarantor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company and the Guarantor to the Initial Purchasers, but only with reference to information relating to the Initial Purchasers furnished in writing by the Initial Purchasers through the Representatives to the Company expressly for use in any Additional Written Communication, the Offering Memorandum, the Disclosure Package or the Final Offering Memorandum or any amendments or supplements thereto, it being understood and agreed that the only information furnished by any such Initial Purchaser consists of the following information in the Offering Memorandum: (i) the names of the Initial Purchasers on the cover page and (ii) the tenth (first sentence only) and eleventh paragraphs under the caption “Plan of Distribution.”

(c)           In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding; but the omission so to promptly notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party provided that the party entitled to be so notified is not prejudiced by such delay to promptly notify.  In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred.  Such firm shall be designated in writing by the Representatives, in the case of parties indemnified pursuant to Section 8(a), and by the Guarantor, in the case of parties indemnified pursuant to Section 8(b).  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding, and (ii) does not include an admission of fault, culpability or a culpable failure to act, by or on behalf of an indemnified party.

(d)           To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company or the Guarantor on the one hand and the Initial Purchasers on the other hand from the offering of the Notes or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company or the Guarantor on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company or the Guarantor on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Notes shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Notes (before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchasers, in each case as set forth in the Offering Memorandum or herein, bear to the aggregate offering price of the Notes.  The relative fault of the Company or the Guarantor on the one hand and of the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantor or by the Initial Purchasers, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)           The Company, the Guarantor and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Notes resold by it in the initial placement of such Notes were offered to investors exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity. The Initial Purchasers’ obligations to contribute pursuant to this Section 8(e) are several in proportion to the respective principal amount of Notes they have agreed to purchase hereunder and not joint.

(f)            The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company or the Guarantor contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser or any person controlling any Initial Purchaser or by or on behalf of the Company, its officers or directors, the Guarantor, its officers or directors or any other person controlling the Company or the Guarantor and (iii) acceptance of and payment for any of the Notes.

9.     Termination

This Agreement shall be subject to termination by notice given by the Initial Purchasers to the Company and the Guarantor, if (a) after the execution and delivery of this Agreement and prior to the Closing Date or, if applicable, any Option Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, either the New York Stock Exchange or The NASDAQ Stock Market LLC, or settlement of trading shall have been materially disrupted, (ii) trading of any securities of the Guarantor, including the Common Shares, shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities (including without limitation an act of terrorism) or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse to the financial markets generally and (b) in the case of any of the events specified in clauses 9(a)(i) through 9(a)(iv), such event, singly or together with any other such event, makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated by this Agreement and the Offering Memorandum.

10.  Default by an Initial Purchaser

If any one or more Initial Purchasers shall fail to purchase and pay for any of the Purchased Notes and, if applicable, one or more of the Option Purchasers shall fail to purchase and pay for any of the Option Notes, if any, agreed to be purchased by such Initial Purchaser or Option Purchaser, as applicable, hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial

Purchasers or, in the case of the Option Notes, the remaining Option Purchasers, shall be obligated severally to take up and pay for (in the respective proportions that the principal amount of Notes set forth opposite their names in Schedule A hereto bears to the aggregate principal amount of Notes set forth opposite the names of all the remaining Initial Purchasers or, in the case of the Option Notes, the respective proportions that the percentage set forth opposite their names in Schedule B hereto bears to the aggregate percentage set forth opposite the names of all the remaining Option Purchasers) the Purchased Notes or the Option Notes, as applicable, that the defaulting Initial Purchaser or Initial Purchasers or Option Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Purchased Notes that the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Notes set forth in Schedule A hereto or in the event that the aggregate principal amount of Option Notes that the defaulting Option Purchaser or Option Purchasers agreed but failed to purchase shall exceed 10% of such Option Notes sold with respect to such Option Closing Date, the remaining Initial Purchasers or Option Purchasers, as applicable, shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Purchased Notes or, if applicable, the Option Notes, and if such nondefaulting Initial Purchasers or Option Purchasers, as applicable, do not purchase all the Purchased Notes or, if applicable, the Option Notes, this Agreement will terminate without liability to any nondefaulting Initial Purchaser or Option Purchaser or the Company.  In the event of a default by any Initial Purchaser or Option Purchaser as set forth in this Section 10, the Closing Date and, if applicable, any Option Closing Date shall be postponed for such period, not exceeding five business days, as the Initial Purchasers or Option Purchasers, as applicable, shall determine in order that the required changes in the Final Offering Memorandum or in any other documents or arrangements may be effected.  Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser or Option Purchaser, as applicable, of its liability, if any, to the Company or any nondefaulting Initial Purchaser or Option Purchaser, as applicable, for damages occasioned by its default hereunder.

11.       Effectiveness; Expense Reimbursement

This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If this Agreement shall be terminated by the Initial Purchasers because of any failure or refusal on the part of the Company or the Guarantor to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company or the Guarantor shall be unable to perform its obligations under this Agreement, the Company will reimburse the Initial Purchasers for all out-of-pocket expenses (including the fees and disbursements of their counsel up to a maximum of $100,000) reasonably incurred by the Initial Purchasers in connection with this Agreement or the offering contemplated hereunder.

12.       Notices

Notices given pursuant to this Agreement shall be in writing and shall be delivered (a) if to the Company, at 515 W. Greens Road, Suite 1200, Houston, Texas 77067, Attention: Chief Financial Officer, or (b) if to the Guarantor, Crown House, 4 Par-La-Ville Road, Hamilton, Second Floor, HM08, Bermuda, or (c) if to the Initial Purchasers, to Citigroup Global Markets

Inc., 388 Greenwich Street, New York, New York, 10013, Attention: General Counsel, facsimile number 1-646-291-1469 and Goldman, Sachs & Co., 200 West Street, New York, New York 10282-2198, Attention: Registration Department, or in any case to such other address as the person to be notified may have requested in writing.

13.       Successors

This Agreement is made solely for the benefit of the Initial Purchasers, the Company, the Guarantor, their respective directors and officers and other controlling persons referred to in Section 8 hereof, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.  The term “successors and assigns” as used in this Agreement shall not include a purchaser from the Initial Purchasers of any of the Securities in its status as such purchaser.

14.       Partial Unenforceability

If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other section, paragraph or provision hereof.

15.       Counterparts

This Agreement may be signed (including by facsimile) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.       Applicable Law

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

17.       No Fiduciary Duty

The Company and Guarantor hereby acknowledge that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company and the Guarantor, on the one hand, and the Initial Purchasers and any affiliate through which they may be acting, on the other, (b) the Initial Purchasers are acting as principal and not as an agent or fiduciary of the Company or the Guarantor and (c) the Company’s engagement of the Initial Purchasers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity.  Furthermore, the Company and the Guarantor agree that they are solely responsible for making their own judgments in connection with the offering (irrespective of whether any of the Initial Purchasers has advised or is currently advising the Company or the Guarantor on related or other matters).  The Company and the Guarantor agree that they will not claim that the Initial Purchasers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company or the Guarantor, in connection with such transaction or the process leading thereto.

18.       Consent to Jurisdiction

Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan, or the courts of the State of New York in each case located in the City and County of New York, Borough of Manhattan  (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding.  Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.  Each party not located in the United States irrevocably appoints CT Corporation System as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the City and County of New York.

19.       Waiver of Immunity

With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and with respect to any Related Judgment, each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

20.       Headings

The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

Very truly yours,

NABORS INDUSTRIES LTD.

By:	/s/ Mark Andrews
Name:	Mark D. Andrews
Title:	Corporate Secretary

NABORS INDUSTRIES, INC.

By:	/s/ William Restrepo
Name:	William Restrepo
Title:	Chief Financial Officer

Signature Page to Purchase Agreement

Accepted as of the date hereof:

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Jason Howard
Name:	Jason Howard
Title:	Director

GOLDMAN, SACHS & CO.

By:	/s/ Richard Cohn
Name:	Richard Cohn
Title:	Managing Director

Signature Page to Purchase Agreement

SCHEDULE I

Pricing Supplement

Schedule I-1

Pricing Supplement dated January 9, 2017

This Pricing Supplement is qualified in its entirety by reference to the Preliminary Offering Memorandum dated January 9, 2017 (the “Preliminary Offering Memorandum”). The information in this Pricing Supplement supplements the Preliminary Offering Memorandum and supersedes the information in the Preliminary Offering Memorandum. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Preliminary Offering Memorandum.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Terms Applicable to the 0.75% Exchangeable Senior Notes due 2024 (the “Notes”)

Security Offered:	0.75% Exchangeable Senior Notes due 2024. Unless the context requires otherwise, as used in this Pricing Supplement, each Note refers to a Note having a principal amount of $1,000.

Ticker/Exchange for Common Shares of the Guarantor:	NBR / NYSE

Issuer:	Nabors Industries, Inc.

Guarantor:	Nabors Industries Ltd.

Principal Amount:	$500,000,000 aggregate principal amount of Notes

Gross Proceeds:	$500,000,000

Net Proceeds:	$488,118,000

Initial Purchasers’ Over-Allotment Option:	$75,000,000 aggregate principal amount of Notes

Maturity Date:	January 15, 2024, unless earlier exchanged, redeemed or purchased

Offering Price to Investors:	100.000% of the principal amount

Coupon:	0.75%

Yield to Maturity:	0.75%

Interest Payment Dates:	January 15 and July 15, beginning July 15, 2017

Schedule I - 2

Regular Record Dates:	January 1 and July 1

NYSE Last Reported Sale Price on January 9, 2017:	$17.97 per Common Share

Exchange Premium:	Approximately 40% above the NYSE Last Reported Sale Price on January 9, 2017

Initial Exchange Price:	Approximately $25.16 per Common Share

Initial Exchange Rate:	39.7488 Common Shares per $1,000 principal amount of Notes

Redemption at the Issuer’s Option:

The Notes may not be redeemed at the Issuer’s option, except in limited circumstances in connection with a change in tax law, as described in the Preliminary Offering Memorandum. Notice of such a redemption would be deemed to constitute a “make-whole fundamental change,” which will in certain circumstances result in a temporary increased exchange rate.

Joint Book-Runners:	Citigroup Global Markets Inc. Goldman, Sachs & Co. Mizuho Securities USA Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

Morgan Stanley & Co. LLC
HSBC Securities (USA) Inc.
MUFG Securities Americas Inc.
Deutsche Bank Securities Inc.
Wells Fargo Securities, LLC
PNC Capital Markets LLC
BBVA Securities Inc.
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.
Credit Suisse Securities (USA) LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
ANZ Securities, Inc.

Trade Date:	January 10, 2017

Settlement Date:	January 13, 2017 (T+3)

Denominations:	$1,000 and in integral multiples of $1,000 in excess thereof

Schedule I - 3

CUSIP:	Rule 144A: 62957H AA3

ISIN:	Rule 144A: US62957HAA32

Capped Call Transactions:

In connection with the pricing of the Notes, the Issuer and the Guarantor expect to enter into capped call transactions with one or more of the Initial Purchasers and/or any of their affiliates (the “option counterparties”). The capped call transactions are intended to reduce the dilutive impact of the exchange feature of the Notes on the Guarantor’s issued and outstanding common shares and/or offset any cash payments the Issuer will be required to make in excess of the principal amount, upon any exchange of the Notes, with such reduction and/or offset subject to a cap. If the Initial Purchasers exercise their overallotment option to purchase additional Notes, the Issuer may enter into additional capped call transactions.

In connection with establishing their initial hedge of the capped call transactions, the option counterparties and/or their affiliates expect to enter into various derivative transactions with respect to the common shares concurrently with or shortly after the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of the common shares or the Notes at that time.

In addition, the option counterparties and/or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the common shares and/or purchasing or selling the common shares in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so during any exchange period related to an exchange of Notes). This activity could also cause or avoid an increase or a decrease in the market price of the common shares or the Notes, which could affect holders ability to exchange the Notes and, to the extent the activity occurs during any exchange period related to an exchange of Notes, could affect the amount and value of the consideration that holders will receive upon exchange of the Notes. See ‘‘Risk Factors—Risk Factors Related to the Offering—The capped call transactions may affect the value of the Notes and Nabors’ common shares in the Preliminary Offering Memorandum.

Schedule I - 4

Use of Proceeds:

The net proceeds of this offering, after deducting commissions and estimated offering expenses payable by the Issuer, are expected to be approximately $488.1 million (or $561.6 million if the Initial Purchasers exercise their overallotment option in full). The Issuer intends to use approximately $35.0 million of the net proceeds from this offering to pay the cost of the capped call transactions it intends to enter into with respect to the common shares. The Issuer intends to use approximately $162.5 million of the net proceeds to prepay the remaining balance of its $325.0 million unsecured term loan which matures in 2020. The Issuer intends to use any remaining net proceeds from the offering for general corporate purposes, including to repurchase or repay other indebtedness. See “Use of Proceeds” in the Preliminary Offering Memorandum. To the extent that the Initial Purchasers exercise their overallotment option, the Issuer will use a portion of the proceeds from such issuance of additional Notes to pay the cost of any related capped call transactions it enters into in connection with such exercise of the overallotment option and will use remaining proceeds for general corporate purposes, including to repurchase or repay other indebtedness.

Indebtedness:

As of September 30, 2016, the Guarantor had total consolidated indebtedness of $3.48 billion, resulting in a gross debt to capital ratio of 0.49:1 and a net debt to capital ratio of 0.48:1. As of the same date, after giving effect to both the December 2016 Senior Notes Offering and this offering and the use of proceeds therefrom, the Guarantor’s total consolidated indebtedness would have been $3.90 billion, resulting in a gross debt to capital ratio of 0.52:1 and a net debt to capital ratio of 0.48:1. The indenture governing the Notes will not limit the amount of debt that the Issuer, the Guarantor or their respective subsidiaries may incur.

Fundamental Change Purchase Right:

If fundamental change occurs (as defined in the Preliminary Offering Memorandum under the caption “Description of the Notes— Purchase at the Option of the Holder Upon a Fundamental Change”) prior to maturity, holders will have the right, at such holder’s option, to require the Issuer to purchase for cash some or all of such holders’ Notes at a purchase price equal to 100% of the principal amount of the Notes being purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

Increase in Exchange Rate in Connection with a Make-Whole Fundamental Change:

The following table sets forth, for each share price and make-whole fundamental change effective date set forth below, the number of additional shares by which the exchange rate will be increased in connection with a make-whole fundamental change per $1,000 principal amount of Notes:

Schedule I - 5

	Share Price
Effective Date	$17.97	$20.00	$22.50	$25.16	$27.50	$30.00	$35.00	$40.00	$50.00	$60.00	$75.00
January 13, 2017	15.8995	13.1490	10.5413	8.4320	6.9825	5.7427	3.9326	2.7138	1.2746	0.5487	0.0900
January 15, 2018	15.8995	13.1490	10.5413	8.4118	6.9153	5.6437	3.8057	2.5845	1.1704	0.4788	0.0647
January 15, 2019	15.8995	13.1490	10.5413	8.3398	6.7927	5.4887	3.6266	2.4105	1.0372	0.3923	0.0360
January 15, 2020	15.8995	13.1490	10.5329	8.1475	6.5502	5.2183	3.3483	2.1563	0.8578	0.2847	0.0100
January 15, 2021	15.8995	13.1490	10.2156	7.7273	6.0876	4.7427	2.9031	1.7745	0.6158	0.1570	0.0000
January 15, 2022	15.8995	12.9315	9.5058	6.9110	5.2491	3.9260	2.2029	1.2200	0.3182	0.0363	0.0000
January 15, 2023	15.8995	11.8580	8.0587	5.3271	3.6982	2.5037	1.1389	0.4940	0.0494	0.0000	0.0000
January 15, 2024	15.8995	10.2510	4.6956	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact share price and make-whole fundamental change effective date may not be set forth on the table, in which case, if the share price is:

•                  between two share prices in the table or such make-whole fundamental change effective date is between two dates on the table, the number of make-whole shares added to the exchange rate of the notes will be determined by straight- line interpolation between the number of make-whole shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 360-day year;

•                  in excess of $75.00 per share (subject to adjustment in the same manner and at the same time as the share prices in the table above), no make-whole shares will be added to the exchange rate of the notes;

•                  less than $17.97 per share (subject to adjustment in the same manner and at the same time as the share prices in the table above), no make-whole shares will be added to the exchange rate of the notes.

Notwithstanding the foregoing, in no event will the exchange rate for the notes exceed 55.6483 shares per $1,000 principal amount of the notes, subject to adjustments in the same manner as the exchange rate.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy any security.  No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the relevant offering memorandum in making their investment decisions.  This communication is not intended to be a confirmation as required under Rule 10b-10 of the Securities Exchange Act of 1934.  A formal confirmation will be delivered to you separately.

None of the exchangeable senior notes, the guarantee or the common shares deliverable upon exchange of the notes, if any, have been registered under the Securities Act.  The notes may not be offered or sold within the United States or to U.S. persons except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A.  You are hereby notified that sellers of the notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.  You may obtain a copy of the Preliminary Offering Memorandum and the Final Offering Memorandum (when available) for this transaction by calling your Citigroup Global Markets Inc. or Goldman, Sachs & Co. sales representative to request it.

Schedule I - 6

SCHEDULE II

Purchase Price: 97.90% of the aggregate principal amount of the Notes

Schedule II - 1

SCHEDULE A

Initial Purchasers	Principal Amount of Notes to be Purchased
Citigroup Global Markets Inc.	$148,381,000
Goldman, Sachs & Co.	$124,952,000
Mizuho Securities USA Inc.	$58,571,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$58,571,000
Morgan Stanley & Co. LLC	$14,286,000
HSBC Securities (USA) Inc.	$14,286,000
MUFG Securities Americas Inc.	$14,286,000
Deutsche Bank Securities Inc.	$14,286,000
Wells Fargo Securities, LLC	$14,286,000
PNC Capital Markets LLC	$7,619,000
BBVA Securities Inc.	$4,762,000
SMBC Nikko Securities America, Inc.	$4,762,000
U.S. Bancorp Investments, Inc.	$4,762,000
Credit Suisse Securities (USA) LLC	$4,762,000
RBC Capital Markets, LLC	$4,762,000
Scotia Capital (USA) Inc.	$4,762,000
ANZ Securities, Inc.	$1,904,000
Total	$500,000,000

Schedule A - 1

SCHEDULE B

Initial Purchasers	Percentage of Option Notes to be Purchased
Citigroup Global Markets Inc.	38.0%
Goldman, Sachs & Co.	32.0%
Mizuho Securities USA Inc.	15.0%
Merrill Lynch, Pierce, Fenner & Smith Incorporated	15.0%
Total	100.0%

Schedule B - 1

ANNEX 5(C)

OPINION OF JULIA WRIGHT

(i)                                     Each of the Company, Nabors International Finance Inc., Nabors Drilling Technologies USA, Inc. and Nabors Drilling Holdings Inc. (collectively, the “Selected Subsidiaries” and each a “Selected Subsidiary”), has been duly organized and is validly existing as a corporation or limited partnership in good standing under the laws of the jurisdiction in which it is chartered or organized, with full corporate or partnership power and authority to own its properties and conduct its business as described in each Memorandum, and is duly qualified to do business as a foreign corporation or limited partnership and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases properties or conducts business, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole;

(ii)                                  All outstanding shares of capital stock (or limited partnership interests) of each of the Company and the other Significant Subsidiaries are owned by the Guarantor either directly or through wholly owned subsidiaries free and clear of any perfected security interest, other than any perfected security interest in favor of the Guarantor or another Significant Subsidiary and, to the knowledge of such counsel, any other security interests, claims, liens or encumbrances other than any liens, encumbrances, equities or claims in favor of the Guarantor or another Significant Subsidiary;

(iii)                               To the knowledge of such counsel, there is no pending or threatened material action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator involving the Guarantor or any of its subsidiaries of a character required to be disclosed in either Memorandum which is not disclosed in each such Memorandum; and

(iv)                              Neither the issue and sale of the Notes, the consummation of any other of the transactions contemplated by this Agreement or the Indenture nor the fulfillment of the terms thereof will conflict with, result in a breach or violation of, or constitute a default under the terms of (A) any indenture or other agreement or instrument known to such counsel and to which the Company, the Guarantor or any of the Significant Subsidiaries is a party or bound, or any judgment, order or decree known to such counsel to be applicable to the Company, the Guarantor or any of the Significant Subsidiaries of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company, the Guarantor or any of the Significant Subsidiaries, except such as would not, either singly or in the aggregate, have a material adverse effect upon the Guarantor and its subsidiaries, taken as a whole, or prevent the Company or the Guarantor from performing its obligations under this Agreement or the Indenture or (B) the respective charters, bylaws or other organizational documents of the Significant Subsidiaries (assuming that the relevant laws of the jurisdiction of organization of any Significant Subsidiary not organized in Texas or Delaware are the same as those of Texas).

Such counsel shall also state that it has no reason to believe that the Disclosure Package, as of the Applicable Time and at the Closing Date, or the Final Offering Memorandum, as of its date and at the Closing Date, contained or contains an untrue statement of a material fact or

Annex 5(C) - 1

omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that such counsel need not express an opinion or comment with respect to the financial statements and the other financial information contained or incorporated by reference therein or excluded therefrom).

Annex 5(C) - 2

ANNEX 5(D)-1

OPINION OF MILBANK, TWEED, HADLEY & McCLOY LLP

1.                                      The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.                                      The statements in the Offering Memorandum under “Description of the Notes” and “Transfer Restrictions” insofar as such statements purport to summarize certain provisions of the Notes, Guarantees and the Indenture referred to therein as of the date hereof, fairly summarize such provisions.

3.                                      The statements in the discussion of matters in connection with the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), contained under the caption each Offering Memorandum titled “Certain Employee Benefit Plan Considerations for Investors” are, to the extent they concern matters of law or legal conclusions, correct in all material respects.

4.                                      Neither the offer, sale and delivery of the Notes and Guarantees by the Company and the Guarantor to the Initial Purchasers, the initial resale thereof by the Initial Purchasers in the manner contemplated in the Disclosure Package and the Final Offering Memorandum and by the Purchase Agreement require registration under the Securities Act of 1933, as amended (it being understood that we express no opinion in this paragraph as to any subsequent resale of any Securities), and the Indenture is not required to be qualified under the Trust Indenture Act of 1939, as amended.

5.                                      The Indenture has been duly authorized, executed and delivered by the Company, and, assuming it has been duly authorized, executed and delivered by each of the Guarantor, the Trustee and the Securities Administrator, the Indenture constitutes a legal, valid and binding agreement enforceable against the Company and the Guarantor in accordance with its terms (subject to the qualification that (a) enforceability of the obligations of the Company and the Guarantor thereunder may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, or similar laws relating to or affecting creditors’ rights generally; (b) the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (ii) concepts of materiality, reasonableness, good faith and fair dealing, and (iii) in the case of the Guarantor, possible judicial action giving effect to foreign governmental actions or foreign law; and (c) in the case of rights to indemnity and contribution, as may be limited by provisions imposed by law or public policy).

6.                                      The Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers pursuant to the Purchase Agreement, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture (subject to the qualification that (a) enforceability of the obligations of the Company thereunder may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or

Annex 5(D)-1 - 1

similar laws relating to or affecting creditors’ rights generally; and (b) the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing); and assuming that the Guarantees have been duly authorized by the Guarantor and that the Guarantor has duly authorized, executed and delivered the Indenture, when the Notes have been executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers pursuant to the Purchase Agreement, the Guarantees will constitute legal, valid and binding obligations of the Guarantor entitled to the benefits of the Indenture (subject to the qualification that (a) enforceability of the obligations of the Guarantor thereunder may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws relating to or affecting creditors’ rights generally; and (b) the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (ii) concepts of materiality, reasonableness, good faith and fair dealing, and (iii) possible judicial action giving effect to foreign governmental actions or foreign law).

7.                                      The Purchase Agreement has been duly authorized, executed and delivered by the Company.

8.                                      No consent, approval, authorization or order of any Governmental Authority (as defined below) is required for the consummation of the transactions contemplated by the Purchase Agreement, except such as have been made or obtained prior to the date hereof, as may be required under state securities or “blue sky” laws of any jurisdiction, and by United States federal and state securities laws and the listing of the Common Shares on the New York Stock Exchange.

9.                                      Neither the issue and sale of the Securities by the Company and the Guarantor, nor the consummation of any of the other transactions contemplated in the Purchase Agreement, nor the fulfillment of the terms of the Purchase Agreement, results in a breach or violation of (a) Applicable Law (as defined below), except such as would not, either singly or in the aggregate, have a material adverse effect on the Guarantor and its subsidiaries, taken as a whole, or prevent either of the Company or the Guarantor from performing its obligations under the Purchase Agreement or the Indenture, or (b) the Restated Certificate of Incorporation or By-laws of the Company.

10.                               The statements in the each Offering Memorandum under the caption titled “Certain United States Federal Income Tax Considerations” to the extent they constitute statements of law or legal conclusions are, subject to the limitations, qualifications, exceptions, and assumptions set forth therein, correct in all material respects.

11.                               The Company is not required to, and, immediately after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in each Offering Memorandum, the Company will not be required to register as an investment company under the Investment Company Act of 1940, as amended.

Annex 5(D)-1 - 2

The foregoing opinions in paragraphs 3 and 10 above are limited to matters involving United States federal law, and we do not express any opinion as to the laws of any other jurisdiction.  The foregoing opinions in paragraphs 3 and 10 are based on the law in effect on the date hereof, including the United States Internal Revenue Code of 1986, as amended (the “Code”), ERISA, United States Treasury and Department of Labor regulations (including proposed regulations) promulgated under the Code and ERISA, respectively, the legislative history thereof, judicial decisions and administrative pronouncements, rulings of the United States Internal Revenue Service and opinions of the United States Department of Labor.  Such laws are subject to change, possibly with retroactive effect, and we undertake no obligation to update such opinions or otherwise advise you if any such laws should change.  Our opinion is not binding on the Internal Revenue Service, the Department of Labor or a court and, in particular due to the absence of authority addressing a closely comparable transaction, there can be no assurance that the Internal Revenue Service, the Department of Labor or a court will not adopt a position contrary to our opinion.

We express no opinion:  (a) as to whether a United States federal or state court outside the State of New York would give effect to the choice of New York law in the Indenture and the Securities; (b) as to whether the United States federal courts could exercise jurisdiction over any action brought against the Guarantor or the Company by any party not a “citizen” of any state for purposes of 28 U.S.C. §1331 and 28 U.S.C. §1332; (c) as to the enforceability of any provision to the extent such provision provides indemnity in respect of any loss sustained as the result of the conversion into United States dollars of a judgment or order rendered by a court or tribunal of any particular jurisdiction and expressed in a currency other than United States dollars; (d) as to the enforceability in the United States of any waiver of immunity to the extent it applies to immunity acquired after the date of the relevant agreement; or (e) any waiver of forum non conveniens or similar doctrine with respect to proceedings in any court other than a court of the State of New York.

For purposes of the opinions rendered above, (i) “Applicable Law” means United States federal laws (other than the federal securities laws), the laws of the State of New York and those provisions of the General Corporation Law of the State of Delaware which in each case in our experience are normally applicable to transactions of the type contemplated by the Purchase Agreement and (ii) “Governmental Authority” means any United States federal or State of New York administrative, judicial or other governmental agency, authority, tribunal or body.

We express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware, and United States federal laws. The opinions contained herein are rendered to you and are solely for your benefit in connection with the closing under the Purchase Agreement of the sale of the Securities occurring today and may not be used, quoted, relied upon or otherwise referred to by any other person or for any other purpose without our express written consent in each instance. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Annex 5(D)-1 - 3

ANNEX 5(D)-2

NEGATIVE ASSURANCE LETTER

OF

MILBANK, TWEED, HADLEY & McCLOY LLP

On the basis of and subject to the foregoing, we confirm to you that nothing has come to our attention that causes us to believe that: (i) the Disclosure Package (other than the financial statements and other financial information contained or incorporated by reference in or omitted from the Disclosure Package, as to which we express no belief and make no statement), as of the Applicable Time, or (ii) the Final Offering Memorandum (other than the financial statements and other financial information contained or incorporated by reference in or omitted from the Final Offering Memorandum, as to which we express no belief and make no statement), as of its date and at the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Annex 5(D)-2 - 1

ANNEX 5(E)

OPINION OF CONYERS DILL & PEARMAN LIMITED

1.                                      The Guarantor is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.                                      The Guarantor has the necessary corporate power and authority to conduct its business and to own, lease and operate its property as described in the Offering Memorandum.

3.                                      The Guarantor has the necessary corporate power and authority to enter into and perform its obligations under the Documents, including, for the avoidance of doubt, the issuance of the Exchange Shares. The execution and delivery of the Documents by the Guarantor and the performance by the Guarantor of its obligations thereunder will not violate the memorandum of association or bye-laws of the Guarantor nor any applicable law, regulation, order or decree in Bermuda.

4.                                      The Guarantor has taken all corporate action required to authorise its execution, delivery and performance of the Documents, including, for the avoidance of doubt, the issuance of the Exchange Shares.  The Documents have been duly executed and delivered by or on behalf of the Guarantor, and constitute the valid, binding and enforceable obligations of the Guarantor in accordance with the terms thereof.

5.                                      No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of Bermuda or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Documents, except such as have been duly obtained in accordance with Bermuda law.

6.                                      It is not necessary or desirable to ensure the enforceability in Bermuda of the Documents that they be registered in any register kept by, or filed with, any governmental authority or regulatory body in Bermuda.  However, to the extent that any of the Documents creates a charge over assets of the Guarantor, it may be desirable to ensure the priority in Bermuda of the charge that it be registered in the Register of Charges in accordance with Section 55 of the Companies Act 1981.  On registration, to the extent that Bermuda law governs the priority of a charge, such charge will have priority in Bermuda over any unregistered charges, and over any subsequently registered charges, in respect of the assets which are the subject of the charge.  A registration fee of $630 will be payable in respect of the registration.

While there is no exhaustive definition of a charge under Bermuda law, a charge includes any interest created in property by way of security (including any mortgage, assignment, pledge, lien or hypothecation).  As the Documents are governed by the

Annex 5(E) - 1

Foreign Laws, the question of whether they create such an interest in property would be determined under the Foreign Laws.

7.                                      The Documents will not be subject to ad valorem stamp duty in Bermuda and no registration, documentary, recording, transfer or other similar tax, fee or charge is payable in Bermuda in connection with the execution, delivery, filing, registration or performance of the Documents other than as stated in paragraph 5 hereof.

8.                                      The Exchange Shares have been duly authorized and when issued and paid for upon exchange of the Notes in accordance with the Indenture, will be validly issued, fully paid and non-assessable.

9.                                      Based solely on a search of the public records in respect of the Guarantor maintained at the offices of the Registrar of Companies at [TIME] on [•] January 2017, the authorised share capital of the Guarantor is US$825,000 divided into 825,000,000 total shares of which 800,000,000 are Common Shares and 25,000,000 are preferred shares, par value US$0.001 each.

10.                               Based solely upon a review of the register of members of the Guarantor prepared by Computershare Shareholder Services Inc., the branch registrar of the Guarantor, on [31] December 2016, there are [333,597,742] issued Common Shares of the Guarantor, all of which are validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof) and such shares are not subject to any statutory pre-emptive or similar rights.

11.                               The statements set forth in the Offering Memorandum under the caption “Description of Authorized Share Capital” and “Certain Bermuda Tax Considerations” to the extent they constitute statements of Bermuda law, are accurate in all material respects.

12.                               The choice of the Foreign Laws as the governing law of the Documents is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in Bermuda, except for those laws (i) which such court considers to be procedural in nature; (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda.  The submission in the Documents to the jurisdiction of the respective Foreign Courts is valid and binding upon the Guarantor. The appointment of an agent for service of process pursuant to the Documents is valid and binding upon the Guarantor.

13.                               The courts of Bermuda would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the respective Foreign Courts against the Guarantor based upon the Documents under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment

Annex 5(E) - 2

based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of Bermuda; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of Bermuda; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and (f) there is due compliance with the correct procedures under the laws of Bermuda.

14.                               The obligations of the Guarantor under the Documents will rank at least pari passu in priority of payment with all other unsecured unsubordinated indebtedness of the Guarantor, other than indebtedness which is preferred by virtue of any provision of the laws of Bermuda of general application.

15.                               The transactions contemplated by the Documents are not subject to any currency deposit or reserve requirements in Bermuda. The Guarantor has been designated as non-resident of Bermuda for the purposes of the Exchange Control Act 1972 and, as such, is free to acquire, hold and sell foreign currency and securities without restriction.

16.                               Based solely upon a search of the Cause Book of the Supreme Court of Bermuda conducted at approximately [TIME] a.m. on [•] January 2017 (which would not reveal details of proceedings which have been filed but not actually entered in the Cause Book at the time of our search), there are no judgments against the Guarantor, nor any legal or governmental proceedings pending in Bermuda to which the Guarantor is subject.

17.                               Based solely on a search of the public records in respect of the Guarantor maintained at the offices of the Registrar of Companies at approximately [TIME] a.m. on [•] January 2017 (which would not reveal details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search) and a search of the Cause Book of the Supreme Court of Bermuda conducted at approximately [TIME] a.m. on [•] January 2017  (which would not reveal details of proceedings which have been filed but not actually entered in the Cause Book at the time of our search), no details have been registered of any steps taken in Bermuda for the appointment of a receiver or liquidator to, or for the winding-up, dissolution, reconstruction or reorganisation of, the Guarantor, though it should be noted that the public files maintained by the Registrar of Companies do not reveal whether a winding-up petition or application to the Court for the appointment of a receiver has been presented and entries in the Cause Book may not specify the nature of the relevant proceedings.

18.                               The Guarantor is not entitled to any immunity under the laws of Bermuda, whether characterised as sovereign immunity or otherwise, from any legal proceedings to enforce the Documents in respect of itself or its property.

Annex 5(E) - 3

19.                               At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by the Guarantor or by its shareholders in respect of its shares. The Guarantor has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until 31 March 2035, be applicable to the Guarantor or to any of its operations or to its shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by the Guarantor in respect of real property owned or leased by the Guarantor in Bermuda.

Annex 5(E) - 4